Astec Industries, Inc.
NEWS RELEASE
1725 Shepherd Road  |  Chattanooga, TN  37421  |  Phone (423) 899-5898  |  Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FOURTH QUARTER AND 2010 RESULTS

CHATTANOOGA, Tenn. (February 22, 2011) – Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for its fourth quarter and year ended December 31, 2010.  Net sales for the fourth quarter of 2010 were $190.8 million compared to $177.9 million for the fourth quarter of 2009, a 7.3% increase.  Domestic sales for the fourth quarter of 2010 were $119.6 million or 62.7% of fourth quarter 2010 net sales compared to $103.1 million for the fourth quarter of 2009 or 58.0% of 2009 fourth quarter net sales, a 16.0% increase.  International sales were $71.2 million in the fourth quarter of 2010 or 37.3% of fourth quarter net sales in 2010, a 4.8% decrease from international sales of $74.8 million in the fourth quarter of 2009 or 42.0% of 2009 fourth quarter net sales.

Net income attributable to controlling interest for the fourth quarter of 2010 was $6.0 million or $0.26 per diluted share compared to a net loss attributable to controlling interest in the fourth quarter of 2009 of $15.5 million or $0.69 per share.  Net income attributable to controlling interest for the year ended December 31, 2010 was $32.4 million or $1.42 per diluted share compared to $3.1 million or $0.14 per diluted share for 2009.  The 2009 fourth quarter and full year results include intangible asset impairment charges of $17.0 million or $15.0 million after tax.  Excluding the effects of the 2009 impairment charges, net income attributable to controlling interest increased $6.4 million, or $.28 per diluted share in the fourth quarter of 2010 compared to 2009 and increased $14.3 million, or $0.62 per share, in 2010 compared to 2009.

Net sales for the year ended December 31, 2010 were $771.3 million compared with $738.1 million for the same period in 2009, an increase of 4.5%.  Domestic sales were $476.9 million or 61.8% of 2010 revenues, a 2.4% increase over 2009 domestic sales of $465.5 million or 63.1% of 2009 revenues.  International sales were $294.4 million or 38.2% of 2010 revenues, an 8.0% increase compared to 2009 international sales of $272.6 million or 36.9% of 2009 revenues.

The Company’s total backlog at December 31, 2010 was $216.6 million compared to $135.1 million at December 31, 2009, an increase of $81.5 million or 60.4%.  The international backlog at December 31, 2010 was $109.6 million compared to $62.2 million at the end of 2009, an increase of 76.1%.  The domestic backlog at December 31, 2010 was $107.0 million compared to $72.9 million at the end of 2009, an increase of 46.8%.  The asphalt segment accounted for 48.5% of the total international backlog increase and the aggregate segment backlog accounted for 38.2% of the total domestic backlog increase.
Consolidated financial information for the fourth quarter and year ended December 31, 2010, additional information related to segment revenues, profits and backlogs, and a reconciliation of non-GAAP measures are attached as addenda to this press release.

Dr. J. Don Brock, Chairman and Chief Executive Officer, commented that, “We are very pleased with the 2010 sales level.  The recession that started in September 2008 was deep and fast.  Our management right sized their businesses under extremely difficult conditions.   For significant domestic growth, we need a responsible six-year highway bill which should give customers the vision to make larger capital investments.”

Dr. Brock continued “As we look forward to 2011, we expect continued growth in international sales.  We continue to seek domestic and international acquisitions.  We are expanding Astec Australia and will use that business model to sell multiple product lines in other international locations.  Without a highway bill, we expect domestic sales to remain weak; however we hope our new and improved products and increased international sales will make up that shortfall.  We see 2011 revenue improving over 2010 and expect to return to slow growth.”

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on February 22, 2011, at 10:00 a.m. EST to review its fourth quarter and fiscal 2010 financial results as well as its near term general outlook for 2011.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.  Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website at:  www.astecindustries.com/conferencecalls.  An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Saturday, March 5, 2011, by dialing (877) 660-6853 or (201) 612-7415 for international callers; Account #:  286; Conference ID #:  367061.  A transcription of the conference call will be made available under the investor relations section of the Astec Industries, Inc. website within five business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.  We also have a company engaged in the wood grinding and processing industry.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company’s financial performance for 2011, the effects on the Company from its backlog, the effects of the economic downturn, stimulus package and credit crisis, and the effects of our recent acquisitions.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, rising oil and liquid asphalt prices, rising steel prices, the affect of any future federal stimulus package,  decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, the success of new business models and products, general business conditions in the industry, demand for the Company’s products both domestic and international, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, competitive activity and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2009 and the Company’s quarterly reports on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2010.  The Company plans to file its Form 10-K timely by March 1, 2011.

For Additional Information Contact:
J. Don Brock
Chairman of the Board & C.E.O.
Phone:  (423) 867-4210
Fax:  (423) 867-4127
E-mail:  dbrock@astecindustries.com
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  mhall@astecindustries.com
or
Stephen C. Anderson
Director of Investor Relations
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	Dec 31	Dec 31
	2010	2009
Assets
Current assets
Cash and cash equivalents	$94,597	$40,429
Receivables, net	80,863	68,104
Inventories	252,981	248,548
Prepaid expenses and other	19,380	27,284
Total current assets	447,821	384,365
Property and equipment, net	168,242	172,057
Other assets	33,576	34,479
Total assets	$649,639	$590,901
Liabilities and equity
Current liabilities
Accounts payable - trade	$44,493	$36,388
Other accrued liabilities	85,933	69,919
Total current liabilities	130,426	106,307
Other non-current liabilities	26,407	32,334
Total equity	492,806	452,260
Total liabilities and equity	$649,639	$590,901

Astec Industries, Inc.
Consolidated Statements of Operations
(in thousands, except shares and share data)
(unaudited)

	Three Months Ended Dec 31		Twelve Months Ended Dec 31
	2010	2009	2010	2009
Net sales	$190,779	$177,862	$771,335	$738,094
Cost of sales	146,491	146,699	592,288	585,667
Gross profit	44,288	31,163	179,047	152,427
Selling, general, administrative & engineering expenses	36,272	32,006	131,623	125,484
Intangible asset impairment charge	-	17,036	-	17,036
Income (loss) from operations	8,016	(17,879)	47,424	9,907
Interest expense	62	118	352	537
Other income, net of expenses	528	541	1,631	1,871
Income (loss) before income taxes	8,482	(17,456)	48,703	11,241
Income taxes	2,467	(2,022)	16,131	8,135
Net income (loss)	6,015	(15,434)	32,572	3,106
Net income attributable to noncontolling interest	48	22	142	38
Net income (loss) attributable to controlling interest	$5,967	$(15,456)	$32,430	$3,068

Earnings per Common Share
Net income (loss) attributable to controlling interest
Basic	$0.26	$(0.69)	$1.44	$0.14
Diluted	$0.26	$(0.69)	$1.42	$0.14

Weighted average common shares outstanding
Basic	22,553,426	22,468,618	22,517,246	22,446,940
Diluted	22,874,394	22,468,618	22,829,799	22,715,780

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended December 31, 2010 and 2009
(in thousands)
(unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2010 Revenues	45,518	70,218	40,441	18,322	16,280	190,779
2009 Revenues	61,142	55,439	31,759	13,023	16,499	177,862
Change $	(15,624)	14,779	8,682	5,299	(219)	12,917
Change %	(25.6%)	26.7%	27.3%	40.7%	(1.3%)	7.3%

2010 Gross Profit	9,894	17,491	11,442	1,946	3,515	44,288
2010 Gross Profit %	21.7%	24.9%	28.3%	10.6%	21.6%	23.2%
2009 Gross Profit	13,530	9,723	7,155	(1,293)	2,048	31,163
2009 Gross Profit %	22.1%	17.5%	22.5%	(9.9%)	12.4%	17.5%
Change	(3,636)	7,768	4,287	3,239	1,467	13,125

2010 Profit (Loss)	4,262	4,347	6,571	(1,080)	(9,079)	5,021
2009 Profit (Loss)	6,130	(8,704)	2,742	(4,971)	(11,294)	(16,097)
Change $	(1,868)	13,051	3,829	3,891	2,215	21,118
Change %	(30.5%)	149.9%	139.6%	78.3%	19.6%	131.2%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended December 31
	2010	2009	Change $
Total profit for all segments	$5,021	$(16,097)	$21,118
Net income attributable to non-controlling interest in subsidiary	(48)	(22)	(26)
Recapture of intersegment profit	994	663	331
Net income (loss) attributable to controlling interest	$5,967	$(15,456)	$21,423

Astec Industries, Inc.
Segment Revenues and Profits
For the twelve months ended December 31, 2010 and 2009
(in thousands)
(unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2010 Revenues	226,419	256,400	166,436	60,105	61,975	771,335
2009 Revenues	258,527	218,332	136,836	67,353	57,046	738,094
Change $	(32,108)	38,068	29,600	(7,248)	4,929	33,241
Change %	(12.4%)	17.4%	21.6%	(10.8%)	8.6%	4.5%

2010 Gross Profit	56,063	60,716	44,580	4,464	13,224	179,047
2010 Gross Profit %	24.8%	23.7%	26.8%	7.4%	21.3%	23.2%
2009 Gross Profit	63,390	46,484	31,656	2,526	8,371	152,427
2009 Gross Profit %	24.5%	21.3%	23.1%	3.8%	14.7%	20.7%
Change	(7,327)	14,232	12,924	1,938	4,853	26,620

2010 Profit (Loss)	28,672	16,578	23,234	(8,092)	(27,138)	33,254
2009 Profit (Loss)	33,455	(172)	13,374	(14,560)	(29,614)	2,483
Change $	(4,783)	16,750	9,860	6,468	2,476	30,771
Change %	(14.3%)	9738.4%	73.7%	44.4%	8.4%	1239.3%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues.
A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Twelve months ended December 31
	2010	2009	Change $
Total profit for all segments	$33,254	$2,483	$30,771
Net income attributable to non-controlling interest in subsidiary	(142)	(38)	(104)
Recapture (elimination) of intersegment profit	(682)	623	(1,305)
Net income attributable to controlling interest	$32,430	$3,068	$29,362

Astec Industries, Inc.
Backlog by Segment
December 31, 2010 and 2009
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2010 Backlog	108,792	81,958	15,109	4,843	5,925	216,627
2009 Backlog	75,591	47,793	3,609	1,898	6,199	135,090
Change $	33,201	34,165	11,500	2,945	(274)	81,537
Change %	43.9%	71.5%	318.6%	155.2%	(4.4%)	60.4%

Astec Industries, Inc.
Segment Profits Excluding Intangible Asset Impairment Charges
For the three and twelve months ended December 31, 2010 and 2009
(in thousands, except shares and share data) (unaudited)

Three months ended December 31	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2009 Profit (loss) as reported	6,130	(8,704)	2,742	(4,971)	(11,294)	(16,097)
2009 Impairment charges after tax	-	(8,476)	-	(269)	(6,277)	(15,022)
2009 Profit (loss) excluding impairment charges	6,130	(228)	2,742	(4,702)	(5,017)	(1,075)
2010 Profit (loss)	4,262	4,347	6,571	(1,080)	(9,079)	5,021
Change $	(1,868)	4,575	3,829	3,622	(4,062)	6,096

Twelve months ended December 31	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2009 Profit (loss) as reported	33,455	(172)	13,374	(14,560)	(29,614)	2,483
2009 Impairment charges after tax	-	(8,476)	-	(269)	(6,277)	(15,022)
2009 Profit (loss) excluding impairment charges	33,455	8,304	13,374	(14,291)	(23,337)	17,505
2010 Profit (loss)	28,672	16,578	23,234	(8,092)	(27,138)	33,254
Change $	(4,783)	8,274	9,860	6,199	(3,801)	15,749

	Three months ended December 31			Twelve months ended December 31
	2010	2009	Change $	2010	2009	Change $
Total profit for all segments excluding impairment charges	$5,021	$(1,075)	$6,096	$33,254	$17,505	$15,749
Net income attributable to non-controlling interest in subsidiary	(48)	(22)	(26)	(142)	(38)	(104)
Recapture (elimination) of intersegment profit	994	663	331	(682)	623	(1,305)
Net income (loss) attributable to controlling interest excluding impairment charges	5,967	(434)	6,401	32,430	18,090	14,340
Intangible asset impairment charges, net of tax benefit of $2,014*	-	(15,022)	15,022	-	(15,022)	15,022
Net income (loss) attributable to controlling interest	$5,967	$(15,456)	$21,423	$32,430	$3,068	$29,362

Earnings per Common Share:
Net income (loss) attributable to controlling interest excluding impairment charges
Basic	$0.26	$(0.02)	$0.28	$1.44	$0.81	$0.63
Diluted	$0.26	$(0.02)	$0.28	$1.42	$0.80	$0.62

Net loss from impairment charges
Basic	$-	$(0.67)	$0.67	$-	$(0.67)	$0.67
Diluted	$-	$(0.67)	$0.67	$-	$(0.66)	$0.66

Net income (loss) attributable to controlling interest
Basic	$0.26	$(0.69)	$0.95	$1.44	$0.14	$1.30
Diluted	$0.26	$(0.69)	$0.95	$1.42	$0.14	$1.28

Weighted average common shares outstanding
Basic	22,553,426	22,468,618		22,517,246	22,446,940
Diluted	22,874,394	22,468,618		22,829,799	22,715,780

* Tax benefit allocated to impairment charges has been revised from the amount reported in the Company's February 23, 2010 press release.
This revision did not impact the Company's financial statements.